INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Applied Blockchain, Inc. on Post-Effective Amendment No. 1 of Form S-1 File No. 333-258818 of our report dated August 29, 2022, with respect to our audits of the consolidated financial statements of Applied Blockchain, Inc. as of May 31, 2022 and 2021 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
September 1, 2022